Exhibit 10.6

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into effective as of March 15, 2019, by and between Ayala-Oncology Israel Ltd., an Israeli company P.C. No. 51-574869-7 (the “Company”), and Yossi Maimon, Israeli I.D. No. 024821233 (the “Employee”).

This Agreement replaces in its or their entirety any and all employment agreements (including without limitation that certain Employment Agreement dated as of February 1, 2019), which have or may have been signed by the Company and Employee but have never been acted upon or performed in any manner, all of which are null, void and have never been of any force or effect.

1. EMPLOYMENT AND COMPENSATION

1.1. The Company has agreed to employ Employee for an indefinite period and Employee has agreed to become so employed, on the terms and conditions set forth herein.

1.2. The commencement date of employment, the Employee’s position, the reporting duties and other work-related terms, including salary, entitlements and fringe benefits, are specified in Appendix A attached hereto, which Appendix forms an integral part hereof.

1.3. Employee undertakes to devote 80% (or, from and after the Full-Time Date (as defined in Appendix A) – all) of his/her full business and professional time, attention, skill, and best effort exclusively to the business and affairs of the Company, and undertakes not to engage during such employment time, whether as an employee or otherwise, in any business, commercial or professional activities, whether or not for compensation, without the prior written approval of the Company and subject to the terms of such an approval. Nothing contained herein shall derogate from Employee’s undertakings in Appendix B attached hereto.

2. TERM AND TERMINATION

2.1. Employee’s employment shall commence on the Commencement Date and shall continue for an un-fixed term until terminated in accordance with the terms of this Agreement. This Agreement may be terminated by either party at any time by giving the other party hereto prior written notice of such termination such time in advance as specified in Appendix A attached hereto (the “Notice Period”). During the Notice Period Employee must attend work, continue to perform his/her position within the Company and train his/her successor, unless the Company decides otherwise. Notwithstanding anything to the contrary, the provisions of Sections 2.4, 2.5 and 3 through 6 of this Agreement, Sections 8 (‘Taxes, etc.’), 9 (‘Notices’) and 11 (‘Pension Funds Release’) of Appendix A, and all of Appendix B, shall survive the termination of this Agreement and the employment hereunder, however occurs.

2.2. Notwithstanding the foregoing, the Company may, in its sole discretion: (a) terminate the Employee’s employment without Notice Period in whole or in part, by giving Employee notice together with payment in lieu of that part of the Notice Period that was waived by the Company as aforesaid (all or part, as the case may be), in accordance with law, in which case, Employee’s employment shall be deemed to have ceased on the termination date set forth in such notice by the Company; and/or (b) instruct Employee not to attend work during the Notice Period or any part of it.

2.3. Notwithstanding anything to the contrary in this Section 2, the Company shall be entitled to terminate the Employee’s employment forthwith, without Notice Period or payment in lieu of notice and/or severance pay, where any of the following apply (“Cause”): (i) Employee has breached his/her fiduciary duty or duty of trust to the Company, or has misappropriated any of the Company’s property; or (ii) Employee has materially breached any term of this Agreement, including a breach of any of his/her representations or undertakings in Appendix B attached hereto or in Sections 1, 3 or 5 of this Agreement, provided however, that (only if such breach is curable) Employee has not cured such breach within 7 days following the Company’s notice to the Employee concerning such breach; or (iii) the Employee’s indictment in a criminal offense (other than an offense for which a fine or non-custodial penalty is imposed) or the Employee’s involvement in sexual harassment of another employee or third party; or (iv) any other act or circumstances under which prior notice could be denied from Employee upon termination of employment under any applicable law.

2.4. In the event this Agreement is terminated for any reason whatsoever, Employee shall cooperate with the Company and use his/her best efforts to assist in the orderly transition to, and the integration into the Company of, the person or persons who will assume Employee’s responsibilities.

2.5. Employee shall have no lien on any of the assets, properties, equipment, documents, information or any other materials in Employee’s possession or control, which belong to the Company or which have been entrusted with Employee by, on behalf of, or for the Company or in connection with his/her employment hereunder, including inter alia, computer/laptop, content of email box, Confidential Information and any car or cellular phone (as defined in Appendix B attached hereto) (collectively hereinafter – the “Company’s Equipment”). Employee shall immediately return to the Company all Company’s Equipment no later than the day of termination of employee-employer relationship, prior to any unpaid leave, or within 7 days following the Company’s demand, whichever comes first.

3. PERSONAL AGREEMENT; SPECIAL POSITION

3.1. This Agreement is a personal employment agreement and none of the Employee’s rights and obligations hereunder may be assigned or transferred by Employee to, or performed by Employee through, any third party. The terms and conditions of Employee’s employment shall be solely as set forth herein, and Employee shall not be entitled to any payment, right or benefit which is not expressly mentioned in this Agreement, including, without limitation, any payments, rights or benefits of any current or future general or special collective labor agreements or arrangements or extension orders, any custom or practice, and/or any other agreements between the Company and its employees; provided, however, that nothing herein shall confer upon Employee the right to continue to be employed with the Company, or to interfere with or limit in any way the right of the Company to terminate Employee’s employment (including, to immediately cease the Employee’s employment or to shorten all or part of the Notice Period); and, provided further, that nothing herein shall derogate from any mandatory right or obligation (which the law restricts from stipulating against) the Employee may have, if at all, under any applicable law, expansion order, collective bargaining agreement or any similar legally binding instrument, if any.

3.2. The Employee confirms and agrees that his/her position is a management one and/or that requires a special degree of personal trust, as defined in the Working Hours and Rest Law, 1951 (such law or any successor or supplementing law, as in effect from time to time, the “Working Hours and Rest Law”), and which does not enable the Company to supervise his/her work and rest hours (among others since he/she is employed both in and outside the Company’s premises and creates his/her own schedule without practical possibility to supervise his/her work). Therefore, the Working Hours and Rest Law does not apply to Employee’s employment with the Company, and Employee shall not be entitled to any compensation or payment other than as expressly specified in Appendix A hereto. Employee undertakes not to claim that the Working Hours and Rest Law applies to Employee’s employment with the Company. Employee acknowledges the legitimacy of the Company’s requirement to work “overtime” or during “weekly rest-hours” without being entitled to “overtime compensation” or “weekly rest-hour compensation” (as these terms are defined in the Working Hours and Rest Law), and Employee undertakes to reasonably comply with such requirements of the Company. Employee acknowledges that the compensation to which Employee is entitled pursuant to this Agreement constitutes and includes within it the adequate compensation otherwise due under law for Employee’s work during “overtime” or “weekly rest-hours”.

4. NON DISCLOSURE, COMPETITIVE ACTIVITY AND OWNERSHIP OF INVENTIONS

Simultaneously with the signing of this Agreement, Employee has executed and delivered the Non-Disclosure, Unfair Competition, and Ownership of Inventions Undertaking in favor of the Company, which is attached hereto as Appendix B, which forms an integral part hereof. Employee’s employment compensation has been calculated to include special consideration for his/her commitments under Appendix B attached hereto.

5. EMPLOYEE’S REPRESENTATIONS AND UNDERTAKINGS

Employee represents, warrants, and undertakes all of the following:

5.1. Employee has the ability, knowledge and qualifications needed to perform Employee’s obligations under this Agreement. Employee does not suffer from any physical or mental health issues which may have an influence on the performance of Employee’s undertakings under this Agreement.

5.2. There are no provisions of any law, regulation, agreement or other undertakings preventing, restricting or limiting the ability of Employee to enter into this Agreement or the fulfillment of Employee’s obligations hereunder. Employee is not currently and shall not by entering into this Agreement and performing his/her obligations hereunder be (i) violating any right of Employee’s former (or, until the Full-Time Date – current) employer(s), or (ii) in breach of, or in conflict with any of Employee’s obligations towards his/her former (or, until the Full-Time Date – current) employer(s) or under any agreement or obligation to which Employee is a party or by which he/she is bound.

5.3. Employee shall inform the Company immediately upon becoming aware of any direct or indirect personal interest the Employee, his/her family, or any other related party has, or might at some point in the future have, in any of the Company’s business, or upon becoming aware of any conflict of interest with Employee’s duties under his/her employment hereunder.

5.4. Employee shall not receive, directly or indirectly, any commission, rebate, discount, gratuity, payment or other benefit, whether in cash or in kind, from any third party in connection with Employee’s employment with the Company. In the event Employee breaches this undertaking, without derogating from any of the Company’s rights under law or contract, such benefit and its value shall become the property solely of the Company and the Company may deduct the value of such benefit from any payment to which Employee may be entitled.

5.5. In carrying out Employee’s duties, Employee shall not make any representations or undertake any obligations on behalf of the Company, except if, and to the extent, specifically authorized in accordance with the signatory rights that are binding upon the Company.

5.6. Employee acknowledges and agrees that he/she may be required by the Company to travel and stay abroad from time to time as part of Employee’s obligations under this Agreement as may be necessary to fulfill his/her duties hereunder. In such cases, travel and lodging arrangements shall be made through the Company seeking favorable rates.

5.7. Employee consents, of his/her own free will and although not required to do so under law, that the information in this Agreement and any and all other information concerning Employee as shall be gathered and held by the Company from time to time (the “Information”), will be held and managed by the Company or on its behalf, inter alia, on databases according to law, and that the Company shall be entitled to transfer such information to third parties, in Israel or abroad, subject to the following: (i) the Information may be transferred in order to comply with any relevant legal requirements, or for business purposes of the Company (without derogating from the generality of the above, such purposes may include human resources management and assessment of potential transactions); and (ii) the transferred Information shall be limited to the reasonable and necessary scope.

5.8. Unless otherwise provided under this Agreement or Company’s procedures, Employee will use the Company’s Equipment solely for the purpose of Employee’s employment hereunder. Thus, Employee shall not use the Company’s computers/laptops and e-mail system (including by smartphone) for personal purposes (collectively, the “Company’s Computers/Email”), shall not store any private material on any Company’s Computers/Email provided by the Company to Employee, and shall not store company documents on Employee’s cloud storage accounts. It is hereby clarified that nothing in this Section 5.9 shall prevent the Employee from using any of his/her personal e-mail accounts (such as Gmail, Yahoo Mail, etc.) or personal cloud storage accounts (such as Google Drive & Dropbox) for personal purposes.

5.9. Employee acknowledges and agrees as follows: (i) the Company shall have the right to allow other employees and other third parties to use the Company’s Computers/Email provided by the Company to the Employee; (ii) the Company’s systems (including telephone, computers, computer system, Internet server, electronic database and software, whether under your direct control or otherwise; the “Systems”), including any information and database stored in, or transmitted through, the Systems, are the property solely and exclusively of the Company, and are intended for the sole purpose of the Company’s business and activities; (iii) the Company shall have the right to monitor and examine, at any time, and without any prior notice, the content of any information transmitted by or stored in the Systems, including in any computer discs and other means for database storage, and shall have the right to use the findings of such inspections for the Company’s purposes at its sole discretion; (iv) in light of Employee’s undertaking that the sole use of any Company’s Computers provided to Employee by the Company, e-mail provided to him/her by the Company and other Systems shall be for the Company’s business purposes, Employee has no right to privacy in any of the Company’s Computers/Email and other Systems’ material, and hereby irrevocably waives any claims in connection with the information stored, received or transmitted through the Systems. The foregoing is for purposes of preserving any legitimate interests of the Company.

5.10. Employee hereby undertakes to comply with all Company disciplinary regulations, work rules, policies, procedures and objectives, as in effect from time to time, including the applicable Prevention of Sexual Harassment Rules.

5.11. Employee hereby undertakes to keep the contents of this Agreement confidential and not to disclose the existence or contents of this Agreement to any third party without the prior written consent of the Company.

5.12. Employee hereby confirms and agrees that the Employee is not owed any amounts or entitled to any benefits from the Company and/or its affiliates for any consulting or other services provided by the Employee to the Company and/or its affiliates prior to the Commencement Date, and that the Employee has been paid in full all amounts and benefits (if any) which have been or which may in the future be due to the Employee on the part of the Company and/or its affiliates, pursuant to any applicable law, agreement, or otherwise, in connection with, or on account of any such consulting or other services so provided or with respect to any other engagement (if any) of Employee with the Company and/or its affiliates during any time period prior to the Commencement Date. Employee further undertakes that neither Employee nor anyone on Employee’s behalf has or will have any claims and/or demands of any kind whatsoever towards the Company and/or its affiliates or anyone on its or their behalf regarding any previous engagements between Employee (or anyone on Employee’s behalf) and the Company and/or its affiliates during any time period prior to the Commencement Date, and that any such prior engagement is separate and distinct from Employee’s employment hereunder for all intents and purposes.

6. GENERAL PROVISIONS

6.1. All of the payments and benefits provided to Employee under this Agreement are gross amounts and shall be subject to the withholding of all applicable taxes and other deductions required by any applicable law.

6.2. The Company shall be entitled to set-off any amount owed to the Company by Employee under any employment-related agreement or other source whatsoever, from any amount owed by the Company to Employee under any source whatsoever.

6.3. A form regarding General Authorization Regarding Employers Payments to a Pension Fund and Insurance Fund in lieu of Severance Pay is attached hereto as Appendix C attached hereto.

6.4. This Agreement and all Appendices attached hereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof or otherwise to the Employee’s employment with the Company, and all prior agreements, promises, negotiations, proposals, discussions, understandings and arrangements, if any, whether oral or written, by and between the parties hereto with respect to such subject matters or otherwise to the Employee’s employment with the Company and not expressly contained herein, are hereby terminated and of no further force and effect. This Agreement may be amended, supplemented, modified or terminated only by a written instrument duly signed by or on behalf of both parties hereto.

6.5. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without giving effect to any conflict of laws principles which may result in the application of any other law. Any and all disputes in connection with this Agreement shall be submitted to the exclusive jurisdiction of the competent courts or tribunals, as applicable, located in Tel-Aviv-Jaffa, Israel.

6.6. Any notice or other communication in connection with this Agreement must be in writing to the address set forth in Appendix A attached hereto (or to such other address as shall be specified in a notice delivered in accordance herewith), and shall be deemed duly given and received (i) upon delivery in person (or refusal to receive), or (ii) four (4) Business Days after it is sent by registered or certified mail (postage prepaid), or (iii) one (1) Business Days after it is sent via courier or transmitted via e-mail (except where a notice is received stating that such email has not been successfully delivered). “Business Day” means Sunday to Thursday, inclusive, with the exception of holidays and official days of rest in the State of Israel.

[Signature Page Follows]

Employee acknowledges that: (1) he/she has read and fully understood all the provisions of this Agreement and its appendices; (2) he/she was given the opportunity to consult with third parties, including his/her attorneys; (3) he/she signed this Agreement at Employee’s own free will.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement effective as of the date first written above (which agreement may be executed in any number of PDF or other counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts shall together constitute one and the same instrument).

Company:		Employee:

/s/ Roni Mamluk		/s/ Yossi Maimon
Ayala-Oncology Israel Ltd.		Yossi Maimon

By:	Roni Mamluk
Chief Executive Officer

[Signature Page to Employment Agreement March 2019]

APPENDIX A

TERMS OF EMPLOYMENT AND COMPENSATION

1. Commencement Date, Position and Reporting – Employee’s employment shall commence on March 15, 2019 (“Commencement Date”), in the position of Chief Financial Officer. Employee shall report to the Chief Executive Officer of the Company.

2. Scope of Employment – Employee shall be employed with the Company on a part-time basis of 80% of a full-time position; provided that, the Employee’s scope of employment shall be increased to a full-time basis commencing as of the earlier of the following dates (the “Full-Time Date”): (i) September 1, 2019, and (ii) the first day of the first calendar month that commences after the Company’s receipt of Employee’s notice of his decision to extend his scope of employment to a full-time position.

3. Notice Period – The Notice Period shall be 60 days. Notwithstanding the above, the Company shall be entitled to consider the Employee’s clear and unequivocal oral notice of resignation as binding, in the absence of written notice.

4. Salary – For Employee’s part-time position, the Company shall pay Employee a gross monthly salary of NIS 64,000 (the “Salary”); provided, that the Salary shall increase to a gross monthly sum of NIS 80,000 commencing as of the date on which Employee is employed with the Company on a full-time basis in accordance with Section 2 above of this Appendix A.

The Salary shall be payable on such dates as required by law.

Any payment or benefit under this Appendix A, other than the Salary, shall not be considered as a salary for any purpose whatsoever, and Employee shall not maintain or claim otherwise.

5. Vacation – Employee shall be entitled to 19 (or, from and after the Full-Time Date – 24) working days as vacation days (the “Vacation Days”), with respect to each full 12-month period of continuous employment with the Company but no less than the amount of vacation days required by the provisions of the Annual Leave Law, 1951, as in effect from time to time (the “Leave Law”). Employee shall be entitled to carry over any accrued but unused statutory Vacation Days in accordance with the terms set out in the Leave Law. Employee shall be entitled to carry over any accrued but unused contractual vacation days (annual leave days granted in excess of the amount required by law or by any applicable expansion order) from one 12-month period into the following 12-month period provided that at the end of such subsequent period 50% of any unused remainder thereof shall be forfeited against payment by the Company to Employee of a gross amount equal to the proportionate part of the Salary as applicable to such redeemed Vacation Days and the remaining 50% of such unused remainder shall be forfeited with no compensation payable.

6. Sick Leave – Employee shall be entitled to sick leave in accordance with the provisions of the Sick Pay Law-1976. In the event Employee is absent from work due to illness, Employee shall notify the Company of the illness on the first day of absence, unless Employee is unable to provide such notice due to Employee’s medical condition, in which case the notice will be delivered as soon as possible thereafter. Such notice shall include, inter alia, the estimated period in which Employee will be absent from work.

7. Recuperation Pay – Employee shall be entitled to recuperation pay (‘Dmey Havra’a’) in accordance with the applicable expansion order.

8. Taxes; Other Payments not Salary; No Prior Employment – Employee shall bear any and all taxes and other compulsory payments imposed under law in respect of, or resulting from, the compensation and the benefits paid or granted to, or received by Employee, or contributed by the Company, or to which Employee is or may be entitled, pursuant to this Agreement or his/her employment with the Company (including without limitation, in connection with the car, any bonuses and lunch meals funding) and, except as explicitly indicated otherwise, shall not be entitled to a gross-up of any taxes, costs or expenses associated therewith, and the Company shall be entitled to withhold or deduct from any payment or compensation to which Employee is entitled any and all such taxes and other compulsory payments as required under applicable law or regulations.

Any payment or benefit under this Appendix A, other than the Salary, shall not be considered as salary for any purpose whatsoever, and Employee shall not maintain or claim otherwise.

The Commencement Date is the first day of the Employee’s employment with the Company for all intents and purposes whatsoever, including for the calculation of salaries, social benefits and severance payments, and neither Employee nor anyone on his/her behalf shall be entitled to any payments, benefit or other compensation from the Company with respect to any engagement he/she had or may had with the Company during the period preceding the Commencement Date.

9. Notices –

the Company:

Ayala-Oncology Israel Ltd.

Address: 7 Oppenheimer St., Rehovot, Israel

Attn: Chief Executive Officer

e-mail: Roni.M@Ayalapharma.com

If to Employee:

Yossi Maimon

[XXX]

10. Pension Arrangements – The Company shall insure the Employee under an acceptable ‘Managers Insurance’ plan (the “Managers Insurance Policy”) or Pension Fund (the “Pension Fund”), or a combination of both, at Employee’s choice, as follows:

10.1. Manager Insurance Policy:

10.1.1. Disability Insurance – Company, at its own discretion and expense, shall purchase a disability insurance, under normal and acceptable conditions, which would insure 75% of the Salary, subject, however, to the consent of the Company’s insurer to underwrite such policy for Employee (the “Disability Insurance”). The Company’s contribution for such Disability Insurance shall, in no circumstances, exceed the amount of 2 1⁄2% of the Salary.

10.1.2. Severance – an amount equal to 8 1⁄3% of the Salary;

10.1.3. Pension – Company shall contribute towards pension an amount equal to the difference between 6.5% of the Salary and the actual percentage of the Salary contributed towards Disability Insurance, provided that the Company’s contribution towards pension shall not be less than 5% of the Salary; Employee shall contribute towards pension an amount equal to 6% of the Salary, which contribution shall be made by way of a deduction of such amount by the Company from Employee’s monthly Salary;

10.2. Pension Fund: (i) Severance – an amount equal to 8 1⁄3% of the Salary; (ii) Pension – an amount equal to 6.5% of the Salary. In addition, the Company will deduct from Employee’s monthly Salary an amount equal to 6% of Employee’s Salary, and remit same to such Pension Fund, as Employee’s contribution to such Pension component of the Pension Fund.

11. Pension Funds Release – The Company and Employee agree to adopt the provisions of the “General Approval of the Minister of Labor and Social Welfare Regarding Payments by Employers to a Pension Fund and Insurance Fund in lieu of Severance Pay”, which was issued in accordance with the Severance Pay Law, 5723-1963, as in effect from time to time (“General Acknowledgement”). The General

Acknowledgment is attached as Appendix C to the Agreement to which this Appendix is attached. The Company waives any right that it may have for the repayment of any monies paid by it to the Managers Insurance Policy and/or the Pension Fund, except (i) if the right of Employee to severance has been revoked by a judicial decision;(ii) under Section 16 or 17 of the Severance Pay Law, 1963 (to the extent of such revocation) or; (iii) where Employee withdrew monies from the Pension Fund or the Managers Insurance Fund for any reason other than death, disability or retirement at the age of sixty or thereafter.

Employee hereby acknowledges and confirms that, pursuant to Section 14 of the Severance Pay Law, 1963 and in accordance with the General Acknowledgement, the Company’s contributions towards the Managers Insurance Policy and/or the Pension Fund are and shall be in lieu of any severance pay to which the Employee may have otherwise be entitled (if at all) pursuant to the Severance Pay Law, 1963 or otherwise.

12. Further Education Fund. The Company shall contribute towards a Further Education Fund (‘Keren Hishtalmut’) (the “Education Fund”) in an amount equal to 7.5% of the Salary applicable to the month in respect of which such contribution is made, and Employee shall contribute towards such Education Fund an amount equal to 2.5% of such applicable Salary (which contribution by Employee shall be made by way of a deduction by the Company of such amount from Employee’s monthly Salary and remitting same to such Education Fund).

13. Cellular Phone – The Company shall provide Employee with a cellular phone for use in performing Employee’s obligations under this Agreement as well as for reasonable personal purposes. The Company shall bear the costs relating to such cellular phone according to the policy of the Company as in effect from time to time. All taxes and other compulsory payments imposed in connection with such cellular phone will be borne by Employee. Employee shall return the cellular phone (together with its accessories) to the Company upon the Company’s request or on the last day of Employee’s employment, whichever comes first.

14. Car – If at any time hereafter Employee elects, by way of a written notice to the Company, to receive a car in lieu of the travel allowance otherwise provided to him in accordance with Section 15 below of this Appendix A, then as soon as practicable thereafter the Company shall make available to Employee a leased car of a make and size to be determined by the Employee (the “Car”) and subject to the terms below, in lieu of paying to Employee a travel allowance in accordance with Section 15 below of this Appendix A, and in such case, the following terms shall apply:

The Company shall bear the following costs of the Car: purchase or lease costs (up to NIS 4,500 per month), governmental licenses, insurance, gasoline, toll road fees, ongoing maintenance repairs expenses, and no other cost or expense. All other costs and expenses relating to the Car, including without limitation purchase or lease costs (above such NIS 4,500 per month), tickets, fines of any kind, deductibles payable under any insurance policy in connection with damages, and any damages not covered by insurance policy, shall be borne and paid solely by Employee (the Company shall be entitled to deduct from the Salary or from any other payment due to Employee, and Employee shall indemnify and/or reimburse Company for, all costs and expenses, if any, incurred by the Company in connection with the foregoing, promptly after they were paid by the Company).

Employee shall bear all taxes (including income tax and social security payments) in connection with the Car and the use thereof, in accordance with applicable law and regulations, and shall be entitled to a gross-up of any and all taxes imposed in connection with the receipt and use of such Car.

Employee shall: (i) take good care of the Car and ensure that the terms and conditions of the insurance policies, the lease agreement and Company’s policies relating to the Car are strictly, lawfully and carefully observed (including terms relating to safeguarding of the Car); (ii) use the Car in accordance with the Company’s policy as in effect from time to time; and (iii) return the Car to the Company (together with all sets of keys, licenses and other documentation relating to the Car) on the last day of Employee’s employment with the Company (or earlier, as may be applicable under Section 15 below of this Appendix A). Employee shall not have any lien with respect to the Car or any document or property relating thereto.

The provision of the Car shall be in lieu of payment by the Company to Employee of any travel allowance.

15. Travel Allowance – Employee shall be entitled to payment of a monthly travel allowance in the amount of the monthly fixed cost the Company would have incurred if Employee has received a Car in accordance with Section 14 above of this Appendix A. In addition, if at any time hereafter Employee elects, in accordance with Section 14 above of this Appendix A, to receive a Car in lieu of a travel allowance, and at any time thereafter Employee elects, by way of a written notice to the Company, to receive a travel allowance in lieu of such Car, then following return of such Car Employee shall be entitled to a travel allowance in accordance with this Section 15; provided, that, in such a case, to the extent applicable, Employee will be responsible for all payments associated with the early termination of the lease of the Car provided under Section 14 above of this Appendix A.

16. Expense Reimbursement – Employee shall be entitled to reimbursement, in accordance with Company’s expense reimbursement policy as in effect from time to time, for reasonable out-of-pocket business expenses incurred by Employee in performing his/her duties and responsibilities hereunder, against appropriate receipts or other appropriate supporting documentation.

17. Options – The Company will recommend to the Board of Directors of Ayala Pharmaceuticals, Inc. (“Parent”), the parent company of the Company (the “Parent Board”) to grant the Employee options to purchase 141,000 shares of Common Stock of Parent under the terms and conditions of its incentive stock plan, at an exercise price per share of $2.58 and upon such other terms and conditions (including with respect to vesting and exercisability) as may be determined by the Parent Board, if such grant is approved (the “Options”). The grant of the aforesaid Options and the terms thereof shall be subject to the sole discretion of the Parent Board, and shall be further subject to any approvals required under applicable tax or other laws, and to an execution by Employee of governing agreements and other pertinent documentation as shall be prescribed by the Parent Board. Any and all taxes due with respect to such grant and participation in the incentive share option plan shall be borne solely by the Employee. However, notwithstanding anything to the contrary, nothing herein is intended to constitute a grant of, or a right to, said Options or any share capital of the Company or Parent, and the only obligation of the Company is to make the aforesaid recommendation. The provisions of this Section 17 shall terminate, expire and of no force and effect upon the earlier to occur of the termination of employment hereunder, the making by the Company of the recommendation contemplated above in this Section 17 or the grant by the Parent Board to Employee of any Options.

18. IPO Bonus. The Employee shall be entitled, in addition to the Annual Target Bonus (as defined below), to a one-time bonus in a gross sum equal to six times the Salary as in effect prior to the closing of the sale of shares of Common Stock of the Parent to the public in a firm underwritten public offering (an “IPO” and the “IPO Bonus”, respectively), payable immediately following (and subject to) the consummation of an IPO, if and when occurs and provided that the Employee is continuously employed by the Company during the period until such IPO and on such applicable payment date. The foregoing IPO Bonus shall be calculated based on Employee’s Salary at the time immediately prior to the IPO without taking into account any increase of the Salary on account of the IPO. The IPO Bonus shall not be considered as part of the Salary, for any purpose whatsoever, including with respect to social benefits and contributions.

19. Annual Target Bonus. In addition to the compensation set forth above elsewhere in this Appendix A, for each calendar year of employment, the Employee shall be eligible for an annual target bonus in a gross amount of up to six times of the Salary for the applicable target year, if and as determined by the Company’s Board of Directors (the “Board”) in its sole and absolute discretion, based on (and subject to) the attainment of written performance goals and milestones, as determined by the Board. The annual target bonus shall not be considered as part of the Salary, for any purpose whatsoever, including with respect to social benefits and contributions

20. Meal Expenses – The Company shall fund payment of the Employee’s lunch meal on each Business Day through use of a third party card or such other means as determined by the Company in its sole discretion from time to time. The lunch meal will be funded by the Company up to NIS 42 per Business Day, provided that the maximum amount of such lunch meal shall be no greater than NIS 70 for each Business Day and that the Employee will be responsible for payment or reimbursement to the Company, as applicable, of any amount which he spends on the Company’s account in excess of the aforesaid NIS 42 per Business Day.

APPENDIX B

This CONFIDENTIALITY, UNFAIR COMPETITION, AND OWNERSHIP OF INVENTIONS UNDERTAKING (“Undertaking”) is made and given as of March 15, 2019 by Yossi Maimon, Israeli I.D. No. 024821233 (the “Employee”).

WHEREAS, the Employee wishes to be employed with and provide services that are of particular and special value to Ayala-Oncology Israel Ltd. (together with its direct or indirect parent, subsidiary and affiliated companies (including without limitation Ayala Pharmaceuticals, Inc.), and its and their respective successors and assigns – the “Company”); and

WHEREAS, it is critical for the Company to preserve and protect its Confidential Information, and its rights in Inventions and in all related intellectual property rights;

NOW, THEREFORE, as a condition to Employee’s employment with the Company, Employee hereby undertakes and warrants towards the Company as follows:

1. Confidentiality.

1.1. Employee acknowledges that during the term of the Employee’s employment with the Company, and including any period during which the Employee provided services to any Company entity at any time prior to the date hereof, the Employee may have (or may have had) access to information that relates to the Company, its business, assets, financial condition, affairs, activities, plans and projections, customers, suppliers, partners, and other third parties with whom the Company agreed or may agree, from time to time, to hold information of such parties in confidence (the “Confidential Information”). Confidential Information shall include, without limitation, information, whether or not marked or designated as confidential, concerning technology, products, research and development, patents, copyrights, Inventions, trade secrets, test results, formulae, processes, data, know-how, marketing, promotion, business and financial plans, policies, practices, strategies, surveys, analyses and forecasts, financial information, customer lists, agreements, transactions, undertakings and data concerning employees, consultants, officers, directors, and shareholders. Confidential Information includes information in any form or media, whether documentary, written, oral, magnetic, electronically transmitted, through presentation or demonstration or computer generated. Confidential Information shall not include information that has become part of the public domain not as a result of a breach of any obligation owed by the Employee.

1.2. Employee acknowledges and understands that the employment of Employee with the Company and the access to Confidential Information creates a relationship of confidence and trust with respect to such Confidential Information.

1.3. During the term of Employee’s employment with the Company and at any time after termination or expiration thereof, for whatever reason, Employee shall keep in strict confidence and trust, shall safeguard, and shall not disclose to any person or entity, nor use for the benefit of any party other than the Company, any Confidential Information, other than with the prior express consent of the Company, unless the Employee has an independent right or obligation to make such disclosure pursuant to applicable local, state or federal law, provided, that Employee gives the Company prompt notice of such requirement to disclose so that the Company may seek a protective order or other appropriate remedy, and provided further, that Employee shall furnish only that portion of the Confidential Information which is legally required to be disclosed, and shall exercise all reasonable efforts to obtain confidential treatment for such information.

1.4. All right, title and interest in and to Confidential Information are and shall remain the exclusive property solely of the Company or the property of the third party providing such Confidential Information to the Company, as the case may be. Without limitation of the foregoing, Employee agrees and acknowledges that all memoranda, books, notes, records, email transmissions, charts, formulae, specifications, lists and other documents (contained on any media whatsoever) made, reproduced, compiled, received, held or used by Employee in connection with the employment with the Company or that otherwise relates to any Confidential Information (the “Confidential Materials”), shall be the exclusive property solely of the Company and shall be deemed to be Confidential Information. All originals, copies, reproductions and summaries of the Confidential Materials shall be delivered by Employee to the Company upon termination or expiration of Employee’s employment with the Company for any reason, or at any earlier time at the request of the Company, without Employee retaining any copies thereof.

1.5. During the term of Employee’s employment with the Company, Employee shall not remove from the Company’s offices or premises any Confidential Materials unless and to the extent necessary in connection with the duties and responsibilities of the Employee and permitted pursuant to the then applicable policies and regulations of the Company. In the event that any such Confidential Materials are duly removed from the Company’s offices or premises, Employee shall take all actions necessary in order to secure the safekeeping and confidentiality of such Confidential Materials and return the Confidential Materials to their proper files or location as promptly as possible after such use.

1.6. During the term of Employee’s employment with the Company, Employee will not use or disclose any trade secrets, proprietary or confidential information, and will not bring onto the premises of the Company any unpublished documents or any property, in each case belonging to any former employer or any other party to whom Employee has an obligation of confidentiality and/or non-use (including, without limitation, any academic institution or any entity related thereto), unless generally available to the public or consented to by such third party in a writing addressed to the Company.

2. Unfair Competition and Solicitation.

2.1. Employee undertakes that during the term of employment with the Company and for a period of twelve (12) months thereafter, (i) Employee shall not, directly or indirectly, engage in or establish or otherwise become involved in, either as an employee, owner, partner, agent, shareholder, director, consultant or otherwise, any business, occupation, work or any other activity which competes with the business of the Company as conducted during the term of employment or planned, during such term, to be conducted, or which will have the likely effect of reducing the business volume or monetary profits of the Company; (ii) Employee shall not, directly or indirectly, solicit, hire or retain as an employee, consultant or otherwise, any employee of the Company or induce or attempt to induce any such employee to terminate or reduce the scope of such employee’s employment with the Company; and (iii) Employee shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee, consultant, service provider, agent, distributor, supplier or customer of the Company, or third party with respect to which the Company took substantial steps to engage as an employee or as any of the foregoing during the period of Employee’s employment with the Company, to terminate, reduce or modify the scope of its or their employment with the Company.

2.2. Employee acknowledges that in light of Employee’s position with the Company and in view of Employee’s exposure to, and involvement in, the Company’s sensitive and valuable proprietary information, intellectual property and technologies, Confidential Information and Confidential Materials (the “Company’s Material Assets”), the provisions of this Section 2 above of this Appendix B are reasonable and necessary to legitimately protect the Company’s Material Assets, and are being undertaken by Employee as a condition to the employment of Employee by the Company. Employee confirms that Employee has carefully reviewed the provisions of this Section 2 of this Appendix B, fully understands the consequences thereof and has assessed the respective advantages and disadvantages to Employee of entering into this Undertaking and, specifically, Section 2 of this Appendix B.

2.3. Employee hereby declares that he/she is aware that a portion of the payments or other consideration paid or granted to Employee by the Company contains additional consideration in exchange for the Employee fully undertaking the non-compete and non-solicitation provisions in Sections 2.1 and 2.2 above of this Appendix B. Notwithstanding anything to the contrary, the Employee declares that he/she is financially capable of undertaking these non-compete and non-solicitation provisions.

3. Ownership of Inventions.

3.1. Employee will notify and disclose in writing to the Company, or any persons designated by the Company from time to time, all information, improvements, inventions, trademarks, works, designs, trade secrets, formulae, processes, techniques, know-how and data, whether or not patentable or registerable under copyright or any similar laws, made or conceived or reduced to practice or learned by Employee, either alone or jointly with others, during Employee’s employment with the Company (including after hours, on weekends or during vacation time) (all such information, improvements, inventions, trademarks, works, designs, trade secrets, formulae, processes, techniques, know-how, and data are hereinafter referred to as the “Invention(s)”) immediately upon discovery, receipt or invention as applicable.

3.2. Employee agrees that all of the Inventions are, upon creation, considered Inventions of the Company, shall be the exclusive property solely of the Company and its assignees, and the Company and its assignees shall be the sole owner of all patents, copyrights, trade secrets and all other rights of any kind or nature, including moral rights, in connection with such Inventions. Employee hereby irrevocably and unconditionally assigns to the Company all the following with respect to any and all Inventions: (i) title, rights and interest in and to such Inventions, (ii) title, rights and interest in and to any patents, patent applications, and patent rights, including any and all continuations or extensions thereof; (iii) rights associated with works of authorship, including copyrights and copyright applications, Moral Rights (as defined below) and mask work rights; (iii) rights relating to the protection of trade secrets and confidential information; (v) design rights and industrial property rights; (vi) any other proprietary rights relating to intangible property including trademarks, service marks and applications therefor, trade names and packaging and all goodwill associated with the same; and (vii) all rights to sue for any infringement of any of the foregoing rights and the right to all income, royalties, damages and payments with respect to any of the foregoing rights. Employee also hereby forever waives and agrees never to assert any and all Moral Rights Employee may have in or with respect to any Inventions, even after termination of Employee’s employment with the Company. “Moral Rights” means any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country in the world, or under any treaty. The Employee further acknowledges and agrees that all copyrightable works included in the Inventions shall be “works made for hire” within the meaning of the Copyright Act of 1976, as amended (17 U.S.C. §101) (the “Act”), and that the Company shall be the “author” within the meaning of the Act.

3.3. Employee represents that there are no information, improvements, inventions, formulae, processes, techniques, know-how and data, whether or not patentable or registerable under copyright or any similar laws, and whether or not reduced to practice, original works of authorship and trade secrets made or conceived by or belonging to Employee (whether made solely by the Employee or jointly with others) that: (i) were developed by the Employee prior to Employee’s employment with the Company, (ii) relate to the Company’s actual or proposed business, products or research and development, and (iii) are not assigned to the Company hereunder.

3.4. Employee further agrees to perform, during and after Employee’s employment with the Company, all acts deemed reasonably necessary or desirable by the Company to permit and assist it, at the Company’s expense, in obtaining, maintaining, defending and enforcing the Inventions in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as Employee’s agents and attorneys-in-fact to act for and on Employee’s behalf and instead of Employee, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by Employee.

3.5. Employee shall not be entitled, with respect to any and all of the above, to any monetary consideration or any other consideration except as explicitly set forth in the employment agreement between Employee and the Company. Without limitation of the foregoing, Employee irrevocably confirms that the consideration explicitly set forth in Employee’s employment agreement with the Company is in lieu of any rights for compensation that may arise in connection with the Inventions under applicable law and waives any right to claim royalties or other consideration with respect to any Invention, including under Section 134 of the Israeli Patent Law, 1967 (or any successor or equivalent law). With respect to any and all of the above, any oral understanding, communication or agreement not memorialized in writing and duly signed by an authorized officer of the Company, shall be void.

4. General.

4.1. Employee represents that the performance of all the terms of this Undertaking and of all of Employee’s duties and services to the Company does not and will not breach any invention assignment, proprietary information, non-compete, confidentiality or similar agreements with, or rules, regulations or policies of, any former employer or other party (including, without limitation, any academic institution or any entity related thereto). Employee acknowledges that the Company is relying upon the truthfulness and accuracy of such representations in engaging Employee.

4.2. Employee acknowledges that the provisions of this Undertaking serve as an integral part of the terms of Employee’s employment with the Company and reflect the reasonable requirements of the Company in order to protect its legitimate interests with respect to the subject matter hereof. The Employee hereby explicitly acknowledges that the restrictions set forth in this Confidentiality Agreement are not greater than required and do not unduly burden the Employee.

4.3. Employee hereby consents that, following the termination or expiration of the employment relationship hereunder, the Company may notify the Employee’s new employer about the Employee’s rights and obligations under this Undertaking.

4.4. It is agreed and understood that if a court of law finds that the Employee has violated Section 2 of this Appendix B, then the restrictions set forth in such section shall automatically be extended for any period of time for which the court finds that the Employee violated such restrictions.

4.5. Employee recognizes and acknowledges that in the event of a breach or threatened breach of this Undertaking by Employee, the Company may suffer irreparable harm or damage and that under such circumstances monetary remedies would be inadequate to protect against any actual or threatened breach of this Confidentiality Agreement. Without prejudice to any other rights and/or remedies otherwise available to the Company, it is therefore agreed that the Company will be entitled to the granting of equitable relief, including but not limited to injunctive relief and specific performance, in favor of the Company without proof of actual damages to remedy or prevent any breach of this Undertaking (without limitation to any other remedy at law or in equity).

4.6. This Undertaking shall be governed by and construed in accordance with the laws of the State of Israel, without giving effect to any conflict of laws principles which may result in the application of the laws of any other jurisdiction. Any and all disputes in connection with this Undertaking shall be submitted to the exclusive jurisdiction of the competent courts or tribunals, as applicable, located in Tel-Aviv-Jaffa, Israel. It is agreed that each party irrevocably consents to the exercise of personal jurisdiction over such party by such court, agrees that venue shall be proper in such court, and irrevocably waives and releases any and all defenses based on lack of personal jurisdiction, improper venue or forum non conveniens.

4.7. If any provision of this Undertaking is determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Undertaking only with respect to such jurisdiction in which such clause or provision cannot be enforced, and the remainder of this Undertaking shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Undertaking. In addition, if any particular provision contained in this Undertaking shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing the scope of such provision so that the provision is enforceable to the fullest extent compatible with applicable law.

4.8. The provisions of this Undertaking shall continue and remain in full force and effect following the termination or expiration of the employment between the Company and Employee, for whatever reason. This Undertaking shall not serve in any manner so as to derogate from any of Employee’s obligations and liabilities under any applicable law.

4.9. This Undertaking constitutes the entire agreement between Employee and the Company with respect to the subject matter hereof and supersedes all prior agreements, proposals, understandings and arrangements, if any, whether oral or written, with respect to the subject matter hereof. No amendment, waiver or modification of any obligation under this Undertaking will be enforceable unless set forth in a writing signed by an authorized officer of the Company. No delay or failure to require performance of any provision of this Undertaking shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Undertaking as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

4.10. All notices and other communications under this Confidentiality Agreement shall be in writing and shall be given in person, by fax, electronic or certified or registered mail, and shall be deemed to have been duly given twenty-four (24) hours after transmission of a fax or electronic email three (3) days after sending a notice by certified or registered mail, or immediately upon delivery in person or explicit confirmation of receipt.

4.11. This Undertaking, the rights of the Company hereunder, and the obligations of Employee hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights under this Undertaking. Employee may not assign, whether voluntarily or by operation of law, any of its obligations under this Undertaking, except with the prior written consent of an authorized officer of the Company.

IN WITNESS WHEREOF the undersigned executed and delivered this CONFIDENTIALITY, UNFAIR COMPETITION, AND OWNERSHIP OF INVENTIONS UNDERTAKING effective as of the date first mentioned above.

Employee:	/s/ Yossi Maimon	Date:	March 15, 2019
Yossi Maimon

APPENDIX C

General Approval Regarding Payments by Employers to a Pension Fund and Insurance Fund in lieu of Severance Pay

In accordance with the Severance Pay Law 5723-1963

By virtue of my authority under Section 14 of the Severance Pay Law 5723-1963 (hereinafter, the “Law”), I hereby confirm that payments made by an employer beginning on the date this authorization is publicized, for its employee, towards a comprehensive pension in a provident fund for benefit payments, which is not an insurance fund as implied in the Income Tax Regulations (Rules for Approving and Managing Provident Funds) 5724-1964 (hereinafter, a “Pension Fund”), or towards managers insurance that includes an option for benefit payments (hereinafter, an “Insurance Fund”) or a combination of payments towards a Pension Fund and an Insurance Fund (hereinafter, “Employer Payments”), shall be in lieu of the severance pay to which the said employee is entitled in respect of the wages of which the said payments were paid and the period for which they were paid (hereinafter, the “Exempted Salary”), provided that the following conditions shall be met:

1. Employer Payments-

1.1. To a Pension Fund are not less than 14.33% of the Exempted Salary, or 12% of the Exempted Salary if the employer pays for its employee, in addition to this, supplementary severance payments towards a Severance Pay Fund or an Insurance Fund in the name of the employee at a rate of 2.33% of the Exempted Salary. If the employer does not pay the said 2.33% in addition to the 12%, its payments shall be only in lieu of 72% of the employee’s severance pay.

1.2. To an Insurance Fund are not less than one of the following:

1.2.1. 13 1/3% of the Exempted Salary, if the employer pays for its employee payments for additional monthly income support in case of employee’s inability to work, through a plan approved by the Supervisor for Capital Markets, Insurance and Savings in the Ministry of Finance, at a rate necessary to guarantee at least 75% of the Exempted Salary, or at a rate of 2 1/2% of the Exempted Salary, whichever is lower (hereinafter, “Loss of Work Capacity Insurance”).

1.2.2. 11% of the Exempted Salary, if the employer paid an additional Payment for the Loss of Work Capacity Insurance, and in such case the employer’s payments shall be only in lieu of 72% of the employee’s severance pay. If, in addition to such payments, the employer has also paid payments for the supplement of severance pay to a Severance Pay Fund or an Insurance Fund under the name of the employee at a rate of 2 1/3% of the Exempted Salary, the employer’s payments shall be in lieu of 100% of the employee’s severance pay.

2. Not later than three months following the commencement of the employer’s payments, a written agreement shall be executed by and between the employer and the employee, which shall include:

2.1. The employee’s agreement to an arrangement in accordance with this authorization, in wording that specifies the employer’s payments and the Pension Fund and the Insurance Fund, as relevant. The said agreement shall also include the wording of this authorization.

2.2. The employer’s prior waiver of any right it may have to a financial reimbursement for all or part of its payments, unless the employee’s right to severance pay is rescinded by a judicial decree or by virtue of Sections 16 or 17 of the Law, or that the employee withdrew funds from the Pension Fund or from the Insurance Fund not for a qualifying incident. In this regard a “Qualifying Incident” – death, disability or retirement at the age of 60 or older.

3. This authorization shall not derogate from the employee’s right to severance pay under the Law, collective agreement, expansion order or employment contract, for wages exceeding The Exempted Salary.

(-)
Eliyahu Yishai
Minister of Labor and Social Welfare

January 1, 2020

Strictly Private & Confidential

Dear Yossi Maimon,

Re:	Change of Employment Terms

Following the approval of the board of directors of the Company, we wish to set forth in writing the changes of your employment terms, as follows:

1.

Effective as of January 1, 2020 (the “Effective Date”), Section 19 of Appendix A of your Employment Agreement with the Company dated March 15, 2019 (the “Employment Agreement”; capitalized terms used herein shall have the meaning ascribed thereto therein), shall apply only with respect to the term of your employment until the Effective Date, and - with respect to your employment on or after Effective Date - shall be replaced in its entirety to read as follows:

“19. Annual Target Bonus. In addition to the compensation set forth above elsewhere in this Appendix A, for each calendar year of employment, the Employee shall be eligible for an annual target bonus in a gross amount of up to 40% of the annual Salary for the applicable target year, if and as determined by the Company’s Board of Directors (the “Board”) in its sole and absolute discretion, based on (and subject to) the attainment of written performance goals and milestones, as determined by the Board. The annual target bonus shall not be considered as part of the Salary, for any purpose whatsoever, including with respect to social benefits and contributions.”

2.	The following Section 21 shall be added to Appendix A of your Employment Agreement:

“19. Special Termination Payment. If the Employee’s employment is terminated by the Company without Cause (as defined under the Parent’s 2017 Stock Incentive Plan, as amended (the “Plan”) or the Employee resigns for Good Reason (as defined below), subject to the provisions of the Plan including Section 6.6.4 thereof, in each case, on or without 12 months following a Merger/Sale (as defined in the Plan), then the Employee shall be entitled to receive a termination payment in the form of a cash amount equal to the sum of Employee’s annual Salary and Employee’s target annual bonus (if any) for the year of termination (the “Special Termination Payment”). The Employee’s entitlement to the Special Termination Payment shall be dependent upon the Employee properly executing (and not revoking, as applicable) a Waiver and Release Agreement in a form set forth by the Company.

A “Good Reason” means each of the following circumstances, if occurs without Employee’s consent and if Employee notifies the Company within 30 days thereafter that Employee shall resign on account of such circumstances, the Company fails to cure such circumstances within 30 days of receiving such written notice from Employee, and Employee resigns within 7 days following such cure failure deadline: (i) the Company requires Employee to relocate to a geographic area that is more than 80 kilometers from the residence of Employee; or (ii) Employee is demoted to a position that is of materially less authority and stature, and there is a material reduction in Employee’s duties and responsibilities, unless such demotion and reduction takes place within 12 months following an Merger/Sale and is implemented in connection with a contemporaneous change affecting other similarly ranked employees of the Company; or (iii) there is a material reduction in Employee’s annual base salary and benefits, unless such a reduction is implemented in connection with a contemporaneous reduction affecting other similarly ranked employees of the Company.”

Except as set out in Sections 1 and 2 above, there are no other changes to your Employment Agreement, and your confidentiality obligations under said Employment Agreement shall also apply to the content of this letter.

Ayala Pharmaceuticals | info@.com | www.ayalapharma.com

Again, we wish to thank you for your continuous contribution to the Company.

Yours sincerely,

/s/ Roni Mamluk, PhD.
Ayala-Oncology Israel Ltd.
Roni Mamluk, PhD.
Chief Executive Officer

Confirmation

I acknowledge my receipt of the above letter and agreement with its terms.

/s/ Yossi Maimon
Yossi Maimon

[Signature Page to

Letter Amendment of Employment Agreement / January 2020]

Ayala Pharmaceuticals | info@.com | www.ayalapharma.com